UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	October 19, 2005
Date of earliest event reported:	September 22, 2005

OFFICEMAX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Pierce Road

Itasca, Illinois 60143

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities and Item 2.02. Results of Operations and Financial Condition.

On August 15, 2005, OfficeMax Incorporated (the “Company”) announced a plan to relocate and consolidate its corporate headquarters locations during the fall of 2006.  On July 29, 2005, the Company’s board of directors indicated its general support for the consolidation.  Following further analysis of the costs and benefits of the headquarters consolidation, on September 22, 2005, the Company’s board of directors approved the consolidation plan.  On September 29, 2005, the Company announced that Naperville, Illinois was selected as the location for the new consolidated corporate headquarters. The Company also announced that its retail headquarters in Shaker Heights, Ohio and its existing corporate headquarters in Itasca, Illinois would move into the new corporate headquarters.  Currently, approximately 650 associates are located at the retail headquarters and 950 associates are located at the corporate headquarters.  The relocation and consolidation process is expected to be completed during the second half of 2006.  The Company expects that this headquarters consolidation will improve operational efficiencies, enhance collaboration among departments, and reduce costs over time.

The Company expects to record a charge in the third quarter of 2005 of approximately $11 million related to the consolidation of the corporate headquarters.  The third quarter charge consists primarily of expenses related to severance and retention benefits totaling approximately $9 million and accelerated depreciation of the retail headquarters building and leasehold improvements at the corporate headquarters.

The Company expects that the total cost of the relocation and consolidation will be approximately $40 to $50 million on a pre-tax basis over the next 12 months. Total cash charges for severance, retention and other employee costs are expected to be approximately $15 to $20 million over the next 12 months, including the $9 million to be recorded in the third quarter.  Total cash charges for contract termination and other closure costs are expected to total approximately $10 to $15 million over the next 12 months.  The non-cash charges for accelerated depreciation are expected to total $10-$15 million over the next 12 months.  These estimated costs do not include all future expenses for personnel training, recruiting, and relocation, or the potential savings due to expected efficiencies and tax incentives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2005

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and General Counsel